GE CAPITAL MORTGAGE SERVICES, INC.

           REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                          SERIES 1998-14

                         TERMS AGREEMENT
                         ---------------
                   (to Underwriting Agreement,
                    dated September 19, 1997,
             between the Company and the Underwriter)

GE Capital Mortgage Services, Inc.             New York, New York
Three Executive Campus                         September 23, 1998
Cherry Hill, NJ 08002

           Greenwich Capital Markets, Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-14 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-14 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-51151). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1998-14 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed-rate, first-lien, fully-amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of September 1, 1998 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
$525,911,631 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $498,750,000 or greater than $551,250,000.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.

           Section 2. The Certificates: The Offered Certificates shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

                                                                Class
                           Principal        Interest        Purchase Price
Class                       Balance           Rate            Percentage
-----                       -------           ----            ----------

Class A1                  $65,519,000         6.25%           99.316400%
Class A2                   78,008,000         6.35%           99.316400%
Class A3                    2,572,000         6.35%           99.316400%
Class A4                   37,703,000         6.50%           99.316400%
Class A5                   34,035,930          (2)            99.316400%
Class A6                    6,302,950          (2)            99.316400%
Class A7(1)                75,000,000          (2)            99.316400%
Class A8                    1,719,000         6.75%           99.316400%
Class A9                    7,735,000         6.75%           99.316400%
Class A10                  70,809,000         6.75%           99.316400%
Class A11                 100,000,000         6.20%           99.316400%
Class A12(1)              100,000,000         6.50%           99.316400%

----------------------
(1) The Class A7 Certificates will consist of three interest-only Components and one accrual Component, as described in the Prospectus. The Class A12 Certificates will consist of two payment Components as described in the Prospectus. The initial Notional Component Principal Balances of the Class A7A, Class A7B and Class A7C IO Components are approximately $95,045,000, $80,580,000 and $132,782,000, respectively. The initial Component Principal Balance of the Class A7D Accrual, Class 12A TAC and Class A12B TAC Components are approximately $75,000,000, $4,921,000 and $95,079,000, respectively.
(2) Interest will accrue on the Class A5, Class A6 and Class A7 Certificates at the respective rates described in the Prospectus.

      (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, September 24, 1998 (the "Closing Date").

           Section 4. Required Ratings: The Offered Certificates, other than the Class A6 Certificates, shall have received Required Ratings of at least "AAA" from Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), respectively. The Class A6 Certificates shall have received Required Ratings of at least "AAA" by Fitch and "AAAr" by S&P.


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


           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               GREENWICH CAPITAL MARKETS, INC.


                               By:_______________________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:_______________________________
   Name:
   Title: